        [MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C. LETTERHEAD]





                                        November 26, 1997





Board of Directors
Applied Science and Technology, Inc.
35 Cabot Road
Woburn, Massachusetts 01801


Dear Gentlemen:

     This firm has represented Applied Science and Technology, Inc., a Delaware corporation (the "Corporation"), in connection with the filing of the Amendment described below.

     In our capacity as counsel to the Corporation, we are familiar with the Certificate of Incorporation, as amended, and the Bylaws of the Corporation. We are also familiar with the corporate proceedings taken by the Corporation in connection with the preparation and filing of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, File No. 33-97566 (the "Amendment") covering the registration of an additional 1,250,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), issuable upon exercise by participants in the Corporation's 1993 Stock Option Plan, as amended (the "Plan"), of options issued in connection with the Plan (the "Option").

     Based upon the foregoing, we are of the option that:

     1. The Corporation is duly organized and validly existing under the laws of the State of Delaware.

     2. The 1,250,000 shares of Common Stock to be registered have been duly authorized and reserved for issuance upon exercise of the Options, and such shares, when paid for and issued upon exercise in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.
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Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.


Board of Directors
Applied Science and Technology, Inc.
November 26, 1997
Page 2



     This opinion is provided solely for your benefit of the addressee hereof and is not to be relied upon in any matter or for any purpose by any other person or party. Nevertheless, we hereby consent to the use of this opinion and to all references to our firm in or made a part of the Amendment.


                                        Very truly yours,


                                        /s/ Mintz, Levin, Cohn, Ferris,
                                            Glovsky and Popeo, P.C.

                                        Mintz, Levin, Cohn, Ferris,
                                        Glovsky and Popeo, P.C.


NHA/EPG:lal
cc:  Richard S. Post, Ph.D., President